UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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IMH SECURED LOAN FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND
LGM CAPITAL PARTNERS LLC
G. LOUIS GRAZIADIO III
WILLIAM R. LANG
TODD A. MIKLES
RONALD TUCEK
CLIFF RATLIFF
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The Committee to Protect IMH Secured Loan Fund prepared the following for use in connection with communications with members of the IMH Secured Loan Fund, LLC:

The following are LGM’s responses to certain questions that we have frequently been asked by members of IMH Secured Loan Fund, LLC:

1.        Who is LGM?

LGM Capital Partners LLC is a Delaware limited liability company formed by a group of highly qualified real estate and finance professionals for the purpose of making this consent solicitation and becoming the manager of the Fund. The principals of LGM, who have over 75 years of broad-based real estate and financial experience, including all aspects of real estate work outs, such as restructuring mortgages and maximizing cash flow from underperforming loans and properties, are:

•
G. Louis Graziadio III, the leader of LGM’s group of executives. Mr. Graziadio has over 39 years of experience in the financial services, real estate management, real estate development and construction industries. Mr. Graziadio was a director of Imperial Bancorp, parent company of Imperial Bank, a Los Angeles based commercial bank, which merged with Comerica Bank in January, 2001. He previously has managed the turn around of troubled companies.  Throughout his career, Mr. Graziadio has been involved with land development projects of various sizes encompassing land use entitlement and subdivision approvals for home building of single family lots, multi-family developments, subdivisions and also commercial and industrial developments, primarily through closely held private companies and joint ventures.  Mr. Graziadio has experience with distressed real estate investing, including analysis, restructuring and repositioning of troubled properties.  His distressed real estate investing includes involvement with numerous joint ventures for both commercial and residential projects.

•
William R. Lang, a certified public accountant, has over 25 years of experience in business combinations, mergers, acquisitions, divestitures and reorganizations. In his capacity as President and Chief Financial and Operating Executive of G.I.C. Enterprises, Mr. Lang has directly supervised the management, leasing, marketing, development, acquisition, disposition, and performance of a commercial real estate portfolio of over 1 million square feet and has successfully obtained $350,000 from a Redevelopment Agency, for the renovation of an 80,000 square foot shopping center, after complex negotiations with city planning, city council and the architectural committee.  Also in this capacity, Mr. Lang has identified and negotiated the acquisition of a public refrigerated warehouse in a like kind exchange and has negotiated the sale of a vacant office building for a sales price $500,000 in excess of the targeted sales price and resolved complex title issues which resulted in a successful closing.  Mr. Lang was a Managing Director of Ronald Blue and Company, a diversified investment management and financial services firm with over $3.5 billion in assets under management, from 1999 until May 2005.

•
Todd A. Mikles is the Chief Executive Officer of Sovereign Capital Management, Inc., a San Diego based real estate investment company that operates properties across the United States. Mr. Mikles has experience with complex real estate transactions ranging from entitlements and development to strategic repositioning of non-performing assets.  Since 1999, Mr. Mikles has been the chief executive officer of Sovereign Capital Management, Inc. (“Sovereign”), a real estate investment and management company based in San Diego, California.  While Mr. Mikles has been in this position, Sovereign has sponsored many private equity transactions for the purpose of purchasing, entitling and selling real estate. These transactions have included multifamily, office, industrial and retail. In addition to Sovereign’s private equity platform, Mr. Mikles has been involved in creating an asset management arm of Sovereign that manages retail, office, industrial and multi-family properties across the regional United States.

2.        What is LGM’s business plan?

We plan to generate excess cash flow for the Fund and to offer you the opportunity to (1) have your units redeemed or (2) to continue your investment as we work to maximize the value of the Fund.

Immediately following LGM’s appointment as the new manager of the Fund, LGM will perform an asset-by-asset analysis of the Fund to determine the best way for the Fund to generate cash so we can be in a position to reinstate your redemption rights.  During the first 12 months LGM will make it its goal to sell certain assets such as buildings, improved land and modified performing notes at reasonable (not fire sale) prices to begin to create LIQUIDITY so you can BEGIN TO GET YOUR MONEY BACK.   LGM intends to reinstate your redemption rights as soon as possible, making available any cash generated in excess of an appropriate amount reserved to protect the longer-term assets and fund the Fund’s operations.  Meanwhile, LGM will work aggressively, both directly and through strategic joint ventures, on the less liquid assets such as raw unentitled land and unimproved land.  LGM’s goals with these longer-term assets will be to (1) reduce their cashflow burden to the Fund, and (2) better position them for later sale, when greater value for these types of assets can be realized. LGM will continuously monitor the Fund’s cash position and make determinations to repurchase units on an ongoing basis, with the objective of providing the Fund’s members with an option of a reasonable and achievable exit strategy at different stages in the Fund’s lifecycle.

3.
LGM’s stated goal of reinstating redemption rights will have the likely effect of decreasing feespayable to LGM under its proposed asset management fee.  Will this factor into LGM’smanagement of the Fund’s assets?

No, the decrease in LGM’s fees upon the reinstatement of redemption rights will not factor in to how LGM manages the Fund’s assets.  We recognize that because our fees will be based on the total assets under management, a policy to reinstate your redemption rights may decrease the amount of fees we collect.  We want to assure you that this will not factor into our management of the assets.  Our main objective in managing your assets is to restore value to the Fund and maximize your investment, while in the meantime, establishing valuable relationships with the Fund’s members.  We understand that some investors are frustrated with the state of the Fund, and we assure you that we will manage your assets with an eye towards reinstating redemption rights through the generation of near-term cash flow, while making sure that we receive fair value for disposition of the assets sold to provide such cash.

4.        If LGM is appointed manager of the Fund, will the Fund’s members have a say on how theirFund is managed?

Yes, upon appointment as manager of the Fund, LGM intends to provide the Fund’s members with a say on how their Fund is managed.  We understand your desire that the manager of your Fund should be transparent about your investment. Upon being elected as manager of the Fund, LGM intends to institute a “member advisory board,” consisting of members of the Fund, who LGM will consult with on strategies and goals for the Fund and your investment.  The implementation of a member advisory board will provide members of the Fund with a transparent view of how LGM is managing their assets and allow members of the Fund to have a say in the way in which their assets are managed.

5.        Can you explain IMH’s lawsuit against the members of the Fund?

The current manager’s lawyers have filed a class action lawsuit in the federal court in Arizona against every member of the Fund.  To make matters worse, the current manager did not even disclose to you that it filed this lawsuit.  The lawsuit asks for a declaratory judgment that the current manager’s SEC filings do not violate the federal securities laws and that its proposed conversion transactions do not constitute a breach of its fiduciary duty to act in your best interests.  If successful, this lawsuit would bar you from exercising your right to sue the current manager if you feel that the current manager has misled you with respect to the conversion transactions and/or is not acting in your best interest.  If the conversion transactions are so clearly in your best interest, as the current manager would like you to believe, why does the current manager need to ask a court to validate its plans and conduct?

6.        IMH says that its 97.7 % default rate does not accurately characterize the health of itsportfolio.  Is this true?

No, the Fund’s default rate does accurately reflect the health of the Fund’s portfolio.  The current manager asks you to ignore the 97.7% default rate as a product of the Fund’s strict definition of the term “default” and points out that the term “default” as defined by the Fund could mean that a loan is “one day past due.” In doing so, the current manager neglects to tell you the extent to which the Fund’s loans are actually in default.  Based on the substantial portion of the loans that are past their maturity date and for which foreclosure proceedings have commenced or are anticipated, it appears that the Fund’s default problems do not stem from loans that are “one day past due” or anywhere close to that.  We urge you not to ignore this staggering default rate and to see the current manager’s track record for what it is: a product of the current manager’s underwriting practices.  In fact, the current manager acknowledges that its underwriting standards may not have protected the Fund from loan defaults and that there is a risk that its underwriting standards did not reveal all material facts pertaining to the borrower and the collateral.  This is unacceptable!

7.        What will the tax consequences be if the proposed conversion transactions are approved?

You should be aware of the negative tax consequences to the existing members of the manager’s proposed conversion transactions. The current manager’s proposed conversion transactions will convert existing members’ interests into shares in a new corporation. The Fund then intends to make a tax election to write down the tax basis of the shares received by existing members to their fair market value.  This election will enable the new corporation to retain the built-in tax loss in its assets, but this is at the expense of the current members who will lose the tax basis in their new stock. The Fund has reported that this election will prevent the existing members from directly realizing their portion of the losses that otherwise would pass through to them. For example: If an existing member had a tax basis of $100,000 dollars and at the time of the conversion this tax basis was written down to a fair market value of $25,000 dollars, the existing member would never be able to deduct the $75,000 dollar built-in tax loss. In contrast, LGM’s plan will retain 100% of the built-in losses for the benefit of existing Fund members. So as the Fund realizes the built-in tax losses they will pass directly to the existing Fund members and they will realize 100% of those losses (subject to any investor-specific limitations on the use of such losses) without having to sell any units.  You should consult your tax advisor for a full understanding of the particular tax consequences of this proposal.

8.        What does IMH’s “loss”  of more than $400 million represent?

IMH’s loss of more than $400 million represents a loss of stockholders’ equity of more than $400 million under the current manager’s oversight.  Under the current manager, the Fund has raised an aggregate of $730 million of capital from its members. As of December 31, 2009, the Fund has determined that the net asset value of the Fund was approximately $321.9 million.  The Fund has sent you a letter stating that the Fund has not lost $400 million, but instead, GAAP has required that the Fund take a non-cash loss reserve of that amount, which reflects an estimate if the Fund’s entire portfolio were sold in one day at calendar year end, 2009.  This is a distinction without meaning, and we believe that to present this loss of value as an accounting anomaly is misleading and confusing to the Fund’s members.

Understand that the current manager does not seem to mind recognizing the $400 million loss and net asset value of $321.9 million as “real” when conducting its valuation for purposes of issuing shares to itself in the conversion transactions.  Similarly, investors in an initial public offering will likely not mind being able to invest in the Fund’s assets at a bigger discount, which would result in more dilution to the original investors.

9.         Why does the Committee believe the current manager should not be bought out and receive a $17.9 million equity stake in the new corporation?

If the Fund’s conversion transactions are adopted, the current manager will receive stock in the new corporation worth $17.9 million, principals of the current manager will receive salaries and stock incentive awards from the Fund and the Fund will absorb all of the expenses of the current manager.  Although the current manager does not own any membership units in the Fund and the current manager’s principals own less than 1% of the Fund’s membership units, the Fund’s principals will be issued approximately 5.3% of the fully-diluted shares in the new corporation, subject to downward adjustment in connection with a net loss to be incurred by the current manager in the first quarter of 2010.  Given that the principals of the current manager will receive this new ownership worth $17.9 million without any new investment being made on their part, and only in exchange for the equity they hold in an entity that they have disclosed will realize a loss in the first quarter of 2010 and that has a track record of overseeing a steep decline in the value of your investment, the Committee believes this consideration is excessive.  The Committee believes this amount is especially excessive given that the current manager received total fees of $93,027,000 from 2005 through 2009, of which $63,683,000 has been received just since 2007, all while the Fund lost over $400 million of your stockholders’ equity.

In addition, according to its public filings, “substantially all revenue earned by the Manager has historically arisen from loans originated or modified on behalf of the Fund.”  With 97.7% of the Fund’s loans in default, and the Fund’s cash supply depleted, it appears that the current manager’s revenue prospects are bleak.  On the other hand, if the conversion transactions are adopted, in addition to the $17.9 million equity stake the current manager will have in your corporation, the Fund would absorb and be responsible for paying for all of the expenses of the current manager and for paying salaries to the principals of the current manager in amounts yet to be determined.

10.      What kind of conflict of interest does my broker have in advising me as to how I should vote?

Your broker or financial advisor may have significant conflicts of interest in advising you as to how you should vote.  The current manager has entered into agreements with certain broker-dealers under which it has agreed to pay the broker-dealers a pro rata portion of 50% of any “gains” payable to the current manager under the terms of the Fund’s operating agreement.  If you elect LGM as manager of the Fund, your broker-dealer will not be entitled to any payments from LGM or the current manager, who will not be receiving any cash flow from the Fund.  Additionally, the current manager has disclosed in its SEC filings that it may decide to compensate the broker dealers if the conversion transactions are successful through the issuance of warrants or equity, payment of fees or otherwise, which would result in an additional expense to your Fund and/or additional dilution of your ownership interest in the Fund.  The current manager is considering providing this compensation even though the broker dealers will not be entitled to any payments from the current manager following the conversion transactions and the current manager may terminate the selling agreements at any time.

11.     Why don’t you think the Fund will be able to complete a successful initial public offering?

Investors should not be misled by the hope and hype of a potential IPO.  In today’s economic environment under current stock market conditions, we do not believe the Fund’s track record of having lost $400 million of your equity and the Fund’s 97.7% default rate will lead to a successful IPO any time soon. The current manager has been telling investors and their broker-dealers that it has specific underwriters on board who are working on an IPO right now, that the IPO will be launched right after the conversion transactions are completed and it could raise more than $200 million. These specifics are nowhere to be found in the Fund’s SEC filings. Quite to the contrary, the Fund’s SEC filings state that the Fund’s “current financial condition, the current state of the initial public offering market generally and other factors make it difficult . . . to complete an IPO.”  We agree with this statement and so should you:  Do not assume an IPO is coming!  In fact, IMH is now telling investors they are in a “quiet period” and cannot talk anymore about an IPO?  Ask yourself: what has changed?  If they could give you specifics about an alleged IPO before, why are they not willing to continue providing you with the specifics? We believe the answer is that there is no assurance that an IPO is coming but the current manager wants to lead you into believing there is one so that you vote for their conversion transactions.  Don’t be misled by this desperate hype!

12.      Is the current condition of the Fund solely a result of the general economic climate?

No, the current condition of the Fund is not solely a result of the general economic climate.  While the Committee acknowledges that the financial crises of the past several years heavily impacted the real estate industry in the Fund’s primary markets, the Committee believes that the Fund has underperformed when compared to other similarly situated lenders.  The current manager would like you to believe that the Fund’s weak economic condition is solely the result of the challenging economic climate and the financial crisis of the past several years.  The Committee believes that a good indicator of the Fund’s performance is a comparison to the total national delinquency rate for construction loans.  Indeed, in its public filings, the Fund states that it “historically focused on construction loans.”  The following chart shows the quarterly total delinquency rate of construction loans issued by U.S. banks and thrifts from the fourth quarter of 2007 through the fourth quarter of 2009.  As you can see, the total national delinquency rate of construction loans during the period between the fourth quarter of 2007 and the fourth quarter of 2009 ranged from 5.0% to 18.6%. During the periods ending 2006, 2007, 2008 and 2009 the Fund’s default rate was 5.4%, 26.1%, 36.9% and 97.7% respectively, which is far in excess of the market trend.

	Q4 07	Q1 08	Q2 08	Q3 08	Q4 08	Q1 09	Q2 09	Q3 09	Q4 09
Construction Loans1
Total Delinquency2	5.0%	7.2%	8.1%	9.6%	11.4%	14.5%	16.3%	17.9%	18.6%
Nonaccrual	2.9%	4.3%	5.7%	6.9%	7.7%	9.8%	12.1%	13.1%	14.3%

1 Sources: FDIC, Foresight Analytics
2  Includes 30+ Days Past Due and Nonaccruals

13.      Can you explain your proposed asset management fee?

LGM is proposing a flat asset management fee of 2% of the audited year end total assets of the Fund and is not seeking any of the other fees that the current manager still intends to seek. Under LGM’s proposal, as the Fund’s total assets increase or decrease in value, the fees payable to LGM will increase or decrease proportionately.  LGM’s proposed fee structure will provide that all origination, processing, servicing, extension and other related fees previously paid by the borrowers to the manager will instead be paid to the Fund.  LGM is not seeking the 20% carried interest that the current manager intends to seek.  In addition, the Committee’s proposal would eliminate any payment from the Fund to the manager of 25% of certain late fees, penalties or net proceeds from the sales of foreclosed assets as currently allowed to the current manager.

By way of comparison, because the proposed fee structure that the current manager intends to seek if the conversion transactions are not adopted is based on the cost basis of the Fund’s assets, for the fiscal year ending December 31, 2009 the Fund would have paid the current manager an asset management fee of between $8,083,095 and $10,777,460, plus its 20% carried interest fee plus all origination, processing, servicing, extension and other related fees paid by borrowers.  Under LGM's proposed fee, the Fund would have only paid LGM a flat asset management fee of $6,755,920.

ADDITIONAL INFORMATION

The Committee to Protect IMH Secured Loan Fund has filed with the Securities and Exchange Commission a definitive consent solicitation statement and accompanying consent card to be used to solicit (a) consent revocations from the members of IMH Secured Loan Fund, LLC, with respect to the conversion transactions proposed by the Fund and its current manager and (b) consents from the Fund’s members in support of the removal of the current manager, Investors Mortgage Holdings Inc., replacement of the current manager with LGM Capital Partners LLC and amendment of the Fund’s fee structure.  The definitive consent solicitation statement and accompanying consent card were mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.

THE COMMITTEE STRONGLY ADVISES ALL MEMBERS OF THE FUND TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO:

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